UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 28, 2014

THE BON-TON STORES, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	0-19517	23-2835229
(State or Other Jurisdiction Of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2801 E. Market Street, York, Pennsylvania 17402

(Address of principal executive offices, zip code)

(717) 757-7660
Registrant’s telephone number, including area code

Not Applicable
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 31, 2014, The Bon-Ton Stores, Inc. (the “Company”) issued a press release announcing the appointment of Kathryn Bufano as the Company’s new President and Chief Executive Officer, effective as of August 25, 2014, and the related previously announced resignation of Brendan Hoffman as a Director and the Company’s President and Chief Executive Officer, effective as of August 25, 2014.

Ms. Bufano, age 61, has served as President and Chief Merchandising Officer of Belk Inc. since August 2010, and previously served as its President, Merchandising and Marketing from January 2008 to August 2010. From 2006 to January 2008, Ms. Bufano was the Chief Executive Officer of Vanity Shops, Inc. Ms. Bufano pursued higher education from 2003 to 2006, and from 2002 to 2003 she was Executive Vice President, General Manager Soft-lines for Sears Roebuck & Company. Prior to 2002, Ms. Bufano served as President, Chief Merchandising Officer for Dress Barn, Inc. and in various positions in the Macy’s East and Lord & Taylor divisions of Federated Department Stores.

The Company and Ms. Bufano entered into an Employment Agreement (the “Employment Agreement”) dated July 28, 2014 and effective as of August 25, 2014 (the “effective date”).  Ms. Bufano will assume her new titles with the Company on the effective date.  In connection with the Employment Agreement, the Company has entered into a Restricted Stock Agreement and a Restricted Stock Agreement — Performance Shares, each dated as of August 25, 2014 (collectively, the “Restricted Stock Agreements”).

Ms. Bufano’s Employment Agreement is effective as of the effective date and will terminate on the third anniversary of the effective date, unless sooner terminated in accordance with the terms of the Employment Agreement.

The Employment Agreement provides that Ms. Bufano’s title is President and Chief Executive Officer of the Company and that she will report to the Company’s Board of Directors. In addition, the Company has agreed to nominate and elect Ms. Bufano as a Director of the Company as soon as practicable following the effective date and continuing for as long as she is employed as President and Chief Executive Officer pursuant to the Employment Agreement.

Ms. Bufano’s initial base salary under the Employment Agreement is $900,000 per year. The base salary is subject to review during the term of the Employment Agreement and may be increased, but not decreased, in the discretion of the Board of Directors.

The Employment Agreement provides that Ms. Bufano will be paid a signing bonus of $350,000 within thirty days following the effective date and an additional $250,000 in or about March 2015 at such time as the Company pays bonuses for the 2014 fiscal year, so long as Ms. Bufano is employed by the Company at such time.

The Employment Agreement provides that Ms. Bufano is eligible for a bonus under The Bon-Ton Stores, Inc. Amended and Restated Cash Bonus Plan under the following parameters: a target bonus of 100% of base salary, a threshold bonus of 50% of base salary, and a maximum bonus of 200% of base salary. The performance measures to be utilized and the weighting of these performance measures will be determined by the Company’s Human Resources and Compensation Committee (“HRCC”) in consultation with Ms. Bufano and in accordance with the terms of the cash bonus plan. With respect to fiscal year 2014, the Employment Agreement provides that Ms. Bufano will be eligible for a pro-rated cash bonus based upon the time Ms. Bufano is employed by the Company during fiscal year 2014.

The Employment Agreement provides that Ms. Bufano will receive a grant of 175,000 restricted shares of the Company’s common stock pursuant to the terms of the Company’s 2009 Omnibus Incentive Plan (as amended or replaced from time to time, the “Incentive Plan”).  Such restricted shares shall vest, if at all, 50% on the second anniversary of the effective date and 50% on the third anniversary of the effective date, subject to forfeiture in certain circumstances.  In addition, Ms. Bufano will receive, as performance-based compensation, a grant of 175,000 restricted shares of the Company’s common stock, which shall vest, if at all, as follows: (1) 75,000 performance-based restricted shares based on sales and net income targets to be established by the HRCC in its discretion with respect to Company performance in the Company’s 2014 fiscal year, (2) 50,000 performance-based restricted shares based on sales and net income targets to be established by the HRCC in consultation with Ms. Bufano but in its discretion with respect to Company performance in the Company’s 2015 fiscal year, and (3) 50,000 performance-based restricted shares based on sales and net income targets to be established by the HRCC in consultation with Ms. Bufano but in its discretion with respect to Company performance in the Company’s 2016 fiscal year, subject to forfeiture in certain circumstances.  The terms of the foregoing grants are set forth in the Restricted Stock Agreements.  Beginning in or about March 2015, Ms. Bufano will be eligible for additional equity-based compensation under the Incentive Plan as determined annually by the Board of Directors and the HRCC in their discretion.

The Company has agreed to reimburse Ms. Bufano for all expenses related to Ms. Bufano’s relocation to Milwaukee, Wisconsin, in accordance with the Company’s policy on relocation of senior executives, including additional amounts for the payment of related Federal and state taxes.  Ms. Bufano will also be eligible to participate in the Company’s health plans and other plans and programs generally available to the Company’s employees and executives.

In the event of discharge without “Cause” or resignation for “Good Reason” (as such terms are defined in the Employment Agreement) during the term of the Employment Agreement, Ms. Bufano will be entitled to receive (1) severance pay equal to the greater of her base salary for the remaining contract term or 150% of her base salary, (2) an amount equal to 18 times the monthly COBRA payment applicable to her as of the termination date, and (3) an amount equal to the annual bonus Ms. Bufano would have received with respect to the fiscal year of termination, prorated based on the number of days employed by the Company during that year.  The severance payment will be payable 50% in a lump sum as of the six-month anniversary of Ms. Bufano’s termination of employment and 50% in a lump sum as of the one-year anniversary of Ms. Bufano’s termination of employment. The severance payment is contingent on Ms. Bufano signing and not timely revoking a general release of claims. In addition, in the event of discharge without Cause or resignation for Good Reason, any unvested time-based restricted stock issued pursuant to the Restricted Stock Agreements will automatically vest in full, and any unvested performance-based restricted stock issued pursuant to the Restricted Stock Agreements will remain outstanding through the applicable performance period (without regard to any continued

employment requirement) and shall vest to the extent that the performance measures are attained; any other unvested restricted stock will be forfeited.

If following a “Change of Control” (as such term is defined in the Employment Agreement) Ms. Bufano is discharged without Cause or resigns for Good Reason within one year following the consummation of the Change of Control, Ms. Bufano will receive (1) a severance payment equal to 1.5 times her base salary, (2) an amount equal to 1.5 times Ms. Bufano’s “average annual bonus” (as such term is defined in the Employment Agreement), (3) an amount equal to 18 times the monthly COBRA payment applicable to her as of the termination date, and (4) an amount equal to the annual bonus Ms. Bufano would have received with respect to the fiscal year of termination, prorated based on the number of days employed by the Company during that year. The Change of Control severance payment will be payable 50% in a lump sum as of the six-month anniversary of Ms. Bufano’s termination of employment and 50% in a lump sum as of the one-year anniversary of Ms. Bufano’s termination of employment. The Change of Control severance payment is contingent on Ms. Bufano signing and not timely revoking a general release of claims. Pursuant to the Employment Agreement, if the aggregate present value of the “parachute payments” determined under Section 280G of the Internal Revenue Code of 1986, as amended, exceeds three times her “base amount,” as defined in Section 280G, the payouts upon a Change of Control shall be reduced to be less than three times her base amount.

Ms. Bufano’s Employment Agreement contains a non-solicitation clause that, during Ms. Bufano’s employment and for a period of one year following termination of her employment, prohibits Ms. Bufano from, directly or indirectly, soliciting, inducing, encouraging, influencing or otherwise causing any customer, employee, consultant, independent contractor or supplier of the Company to change his, her or its business relationship with or terminate employment with the Company.

Ms. Bufano’s Employment Agreement contains a non-competition clause that, during Ms. Bufano’s employment and for a period of one year following termination of her employment, prohibits Ms. Bufano from being engaged by, engaging in business with or being financially interested in any “competitor” of the Company (as such term is defined in the Employment Agreement), other than the passive ownership of less than 2% of any class of securities of a company. Ms. Bufano’s Employment Agreement also contains provisions relating to the Company’s property and the Company’s confidential information.

The description of the material terms of the Employment Agreement and the Restricted Stock Agreements set forth herein is qualified in its entirety by the Employment Agreement and each of the Restricted Stock Agreements, which are attached to this Current Report on Form 8-K as Exhibits 10.1, 10.2 and 10.3, respectively, and incorporated herein by reference. The full text of the press release is attached hereto as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits.

(d)   Exhibits

10.1                        Employment Agreement dated July 28, 2014 and effective as of August 25, 2014 by and between The Bon-Ton Stores, Inc. and Kathryn Bufano

10.2                        Restricted Stock Agreement for Kathryn Bufano

10.3                        Restricted Stock Agreement — Performance Shares for Kathryn Bufano

99.1                        Press Release Issued July 31, 2014 announcing the Appointment of Kathryn Bufano as the Company’s President and Chief Executive Officer

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Bon-Ton Stores, Inc.

	By:	/s/ Keith E. Plowman
Keith E. Plowman
Executive Vice President, Chief Financial
Officer and Principal Accounting Officer

Dated: July 31, 2014